EXHIBIT 99.1
     170 N. Radnor-Chester Road, Suite 300, Radnor, PA 19087 484-598-2400

For further information contact:

Company:	Lona Cornish
PolyMedix, Inc.
484-598-2340
lcornish@polymedix.com

Investors:	Erika Moran
emoran@investorrelationsgroup.com

Media:
Steven Melfi
smelfi@investorrelationsgroup.com
The Investor Relations Group 212-825-3210
PolyMedix Closes $15 Million Registered Equity Financing
Funds To Be Used To Advance First Two Drug Candidates Into
Human Clinical Trials and Phase IB Testing
Radnor, PA (July 31, 2008) — PolyMedix Inc. (OTC BB: PYMX, http://polymedix.com), an emerging biotechnology company developing acute care therapeutic drug products for infectious diseases and cardiovascular disorders, announced today that it has completed a registered offering in which it raised a total of $15 million in gross proceeds from the sale of common stock units. The units were priced at $0.70 per unit which at closing separated into a share of PolyMedix common stock and a five year warrant to purchase a share of PolyMedix common stock at $1.00. Emerging Growth Equities of King of Prussia, PA, Fordham Financial of New York, and Carter Securities of New York placed the units sold in the offering. The investors in the transaction were both institutional as well as individual investors.
This financing brings the total equity raised by PolyMedix since the inception of the company to $45.6 million in gross proceeds. These funds will be used to advance the first two drug candidates, PMX-30063 antibiotic and PMX-60056 heparin antagonist into human clinical trials in 2008 and Phase IB clinical testing.
“I would like to thank EGE, Fordham, and Carter for their first-rate performance in this financing, particularly given the very difficult conditions in the capital markets,” said Nicholas Landekic, President and Chief Executive Officer of PolyMedix. “We are very pleased with the terms and response from investors that resulted in an over-subscribed offering. The investors that
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PolyMedix Raises $15 Million in Equity Financing
July 31, 2008

participated are leading institutional funds and accredited investors. The fact that we have been able to close this transaction on what we consider to be favorable terms we believe speaks to the potential of our drug pipeline and the importance of the illnesses and diseases we are combating. This financing gives PolyMedix the capital to advance our two lead drug development programs into human clinical development and the important Phase IB proof of concept studies. This is an important milestone in our growth and we are enthusiastically pressing forward with drug development programs that we believe offer innovative, life-saving therapies for serious infectious and cardiovascular diseases.”
About PolyMedix, Inc.
PolyMedix is a publicly traded biotechnology company focused on the development of novel drugs and biomaterials for the treatment of infectious diseases and acute cardiovascular disorders. PolyMedix’s compounds are based on biomimetics: non-peptide small molecule drugs that mimic the activity of proteins. The Company’s antibiotic compounds, including PMX-30063 — small molecule mimetics of human host-defense proteins — have a completely different mechanism of action from current antibiotic drugs, a mechanism which is intended to make bacterial resistance unlikely to develop. These compounds are being developed as rapidly acting antibiotics for serious systemic and local infections. The Company plans to continue the development of polymeric formulations as antimicrobial biomaterials, which can be used as additives to paints, plastics, and textiles to create self-sterilizing products and surfaces. The Company’s heptagonist compounds, including PMX-60056, reverse the activity of both heparin and Low Molecular Weight Heparins, with the goal of developing an antagonist drug that is safer and easier to use than currently approved therapy. For more information, please visit PolyMedix on its website at www.polymedix.com.
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This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that involve risks and that could cause PolyMedix’s actual results and experience to differ materially from anticipated results and expectations expressed in these forward looking statements. PolyMedix has in some cases identified forward-looking statements by using words such as “anticipates,” “believes,” “hopes,” “estimates,” “looks,” “expects,” “plans,” “intends” and similar expression.. Among other things, there can be no assurance that PolyMedix’s compounds will enter or successfully complete clinical testing or be granted regulatory approval to be sold and marketed in the Unites States or elsewhere. A more complete description of these risks, uncertainties and assumptions is included in PolyMedix’s filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements. PolyMedix undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.